EXHIBIT 10.21

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (the “Amendment”) is made and entered into as of May 12, 2009, by and between WALTON CWCA MISSION INDUSTRIAL 27, L.L.C., a Delaware limited liability company (“Landlord”), and CARDIMA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to CalWest Industrial Holdings, LLC, a Delaware limited liability company, successor in interest to State of California Public Employees’ Retirement System) and Tenant are parties to that certain Standard Form Lease (the “Original Lease”) dated April 25, 1994, which Original Lease has been previously amended by that certain Lease Amendment No. 1, dated September 28, 1994, that certain Second Amendment to Lease, dated April 10, 1995, that certain Third Amendment to Lease, dated June 18, 1999, that certain Fourth Amendment to Lease, dated August 30, 2002 and that certain Fifth Amendment dated as of September 5, 2005, that certain Sixth Amendment (the “Sixth Amendment”), dated as of March 20, 2007 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 29,000 rentable square feet (the “Premises”) located at 47266 Benicia Street, Fremont, California (the “Building”).

B.	The Lease by its terms shall expire on May 31, 2010 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension.  The Term of the Lease is hereby extended for a period of fifty (50) months and shall expire on July 31, 2014 (“Fifth Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Termination Date (“Fifth Extension Date”) and ending on the Fifth Extended Termination Date shall be referred to herein as the “Fifth Extended Term”.  That portion of the Term commencing May 1, 2009 and ending on the Prior Termination Date shall be referred to as the “Remaining Portion of the Fourth Extended Term”.

2.
Monthly Rent.  Notwithstanding anything to the contrary contained in the Lease,, the schedule of Monthly Rent payable with respect to the Premises during the Remaining Portion of the Fourth Extended Term and Fifth Extended Term is the following:

Period	Rentable Square Footage	Annual Rent	Monthly Rent
6/1/09 – 7/31/10	29,000	$202,941.96	$16,911.83	*
8/1/10 – 7/31/11	29,000	$208,683.96	$17,390.33
8/1/11 – 7/31/12	29,000	$214,598.28	$17,883.19
8/1/12 – 7/31/13	29,000	$220,689.96	$18,390.83
8/1/13 – 7/31/14	29,000	$226,964.40	$18,913.70

All such Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

*Notwithstanding anything in the Lease or this Amendment to the contrary, provided that Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Monthly Rent with respect to the Premises in the amount of $16,911.83 per month during the months of June and July of 2009.  The maximum total amount of Monthly Rent abated with respect to the Premises in accordance with the foregoing shall equal $33,823.66 (the “Abated Monthly Rent”).  If Tenant defaults under the Lease, as amended hereby, at any time during the Remaining Portion of the Fourth Extended Term and the Fifth Extended Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Monthly Rent shall immediately become due and payable.  Only Monthly Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Share of Operating Expenses and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.
Operating Expenses.  During the Remaining Portion of the Fourth Extended Term and the Fifth Extended Term, Tenant shall pay for Tenant’s Share of Operating Expenses in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1
Condition of Premises.  Tenant is in possession of the Premises and agrees that Tenant shall continue to occupy the Premises in its existing condition “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in the Lease or this Amendment.

5.2
Responsibility for Improvements to Premises.  Tenant may perform improvements to the Premises in accordance with Exhibit B attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.  Landlord shall restripe, as reasonably determined by Landlord, the parking lot serving the Premises at Landlord’s sole cost and expense.

6.	Option to Renew.

6.1
Section 6 of the Sixth Amendment is hereby deleted in its entirety.  Tenant shall, provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease beyond any applicable cure periods at the time of notification or commencement, have one (1) option to renew (the “Fifth Renewal Option”) the Lease for a term of five (5) years (the “Fifth Renewal Term”), for the Premises and the Must-Take Space (defined below), on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below.

6.2
If Tenant elects to exercise the Fifth Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date that is two hundred seventy (270) days prior to the expiration of the Fifth Extended Term and no later than the date which is one hundred eighty (180) days prior to the expiration of the Fifth Extended Term.  If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Fifth Extended Term.

6.3
The Monthly Rent in effect at the expiration of the Fifth Extended Term shall be adjusted to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the Fifth Renewal Term is to commence, taking into account the specific provisions of the Lease, as amended hereby, which will remain constant.  Landlord shall advise Tenant of the new Monthly Rent for the Premises and the Must-Take Space no later than thirty (30) days after receipt of Tenant's written request therefor.  Said request shall be made no earlier than ninety (90) days prior to the first date on which Tenant may exercise its Fifth Renewal Option under this Section 6.  Said notification of the new Monthly Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the Fifth Renewal Term.  If Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than sixty (60) days prior to the expiration of the Fifth Renewal Term, then Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the Fifth Renewal Term.  Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Monthly Rent is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process.

6.4
This Fifth Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Fifth Renewal Option shall be “personal” to Tenant and any transferee pursuant to a Permitted Lease Transfer, as described in Rider 14.1 of the Original Lease, and that in no event will any assignee or sublessee have any rights to exercise this Fifth Renewal Option.

6.5
If the Fifth Renewal Option is properly exercised or if Tenant fails to properly exercise the Fifth Renewal Option pursuant to the terms of this Section 6, Tenant shall have no further right to extend the term of the Lease.

6.6
Notwithstanding anything herein to the contrary, if Tenant validly exercises its Fifth Renewal Option and has not exercised its Right of First Refusal pursuant to Section 7 below, effective as of the first day of the Fifth Renewal Term, Tenant shall be required to lease from Landlord and Landlord shall be required to lease to Tenant the remainder of the Building comprising approximately 15,810 rentable square feet as shown on Exhibit A hereto (the “Must-Take Space”).  Landlord shall deliver possession of the Must Take Space to Tenant and Tenant shall accept such space on the first day of the Fifth Renewal Term (the “Must-Take Effective Date”).  The Term with respect to the Must-Take Space (the “Must-Take Term”) shall end, unless sooner terminated pursuant to the terms of the Lease, as amended hereby, on the last day of the Fifth Renewal Term, it being the intention of the parties hereto that the term for the Must-Take Space and the Term for the Premises shall be coterminous.  The Must-Take Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Must-Take Space for any reason, including but not limited to, holding over by prior occupants.  Any such delay in the Must-Take Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.  If the Must-Take Effective Date is delayed, the Termination Date shall not be similarly extended. Tenant agrees to accept the Must-Take Space in its “as is” condition, without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements; provided, however, that the Must-Take Space shall not have been damaged beyond normal wear and tear or destroyed as a result of a casualty event or modified for a use other than general office use, in which case Landlord shall return the Must-Take Space to a condition habitable for general office use.  As of the Must-Take Effective Date, the Must-Take Space shall become part of the Premises and the Premises shall be increased from approximately 29,000 rentable square feet of the Building to 44,810 rentable square feet of the Building by the addition of the Must-Take Space.  The Must-Take Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Premises except as expressly provided in this Section 6.6.  Landlord shall prepare an amendment (the “Must-Take Amendment”) adding the Must-Take Space to the Premises on the same terms of the Lease (including, without limitation, the rental rate) and reflecting the changes in the Monthly Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms.  A copy of the Must-Take Amendment shall be sent to Tenant, and Tenant shall execute and return the Must-Take Amendment to Landlord within fifteen (15) days thereafter, but the addition of the Must-Take Space on the same terms and conditions as contained in the Lease shall be fully effective whether or not the Must-Take Amendment is executed.

7.	Right of First Refusal.

7.1
Tenant shall have the one time right of first refusal (the “Right of First Refusal”) with respect to the Must-Take Space (hereinafter referred to in this Section as the “Refusal Space”).  Tenant’s Right of First Refusal shall be exercised as follows:  when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space, (the “Prospect”) interested in leasing the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within four (4) business days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:  (a) Tenant is in default under the Lease at the time that Landlord would otherwise deliver the Advice; (b) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; (c) the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice; or (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

7.2	The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Tenant shall pay Monthly Rent and Tenant’s Share of Operating Expenses for the Refusal Space in accordance with the terms and conditions of the Advice. In no event shall the Monthly Rent for the Refusal Space be less on a per square foot basis than the Monthly Rent for the Premises. Notwithstanding anything elsewhere in this Section to the contrary, any leasing of the Refusal Space under this Section will not include terms or provisions of the Advice that are specific to the parties involved in the transaction giving rise to the Advice, such as payment of commissions to the brokers involved in that transaction; options or rights to expand, contract, renew, extend or shorten the term; security deposit; and any rights that are personal to the third party making the Advice.

7.3
The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space.  If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

7.4
The rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (a) Tenant’s failure to exercise its Right of First Refusal within the four (4) business day period provided in Section 7.1 above; and (b) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 7.1 above.

7.5
If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment for review by Tenant (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Monthly Rent, the rentable square footage of the Premises, Tenant’s Share and other appropriate terms.  A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall promptly review and respond to the Refusal Space Amendment to Landlord within ten (10) days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

7.6
Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (a) the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space, and (b) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

8.1
Address of Landlord.  The Address of Landlord set forth in Section 1 of the Original Lease and replaced in Section 7.1 of the Sixth Amendment is hereby deleted in its entirety and replaced with the following:

“Walton Street Capital, LLC
Attention:  Brian T. Kelly, Principal
900 North Michigan Avenue, Suite 1900
Chicago, Illinois 60611

With a copy to:

c/o Colliers International
450 West Santa Clara Street
San Jose, California 95113
Attention:  Property Manager”

8.2	Address for Payment of Rent. The following shall be added to the Lease after the Address of Landlord:

Address for Payment of Rent:

“Walton CWCA Mission Industrial 27, L.L.C.
P.O. Box 60780
Los Angeles, California 90060-0780

Wire Instructions:

US Bank
ABA #81000210
Account Name: Walton Calwest Holdings, LLC
Account #152307765163”

9.	Miscellaneous.

9.1
This Amendment, including Exhibit A (Outline and Location of Must-Take Space) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.  This Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Landlord or for any other purpose.

9.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.5
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.6
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International.  Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Colliers International.  Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

9.7
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.  Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.  § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

9.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

attached to and made
LANDLORD:	TENANT:

WALTON CWCA MISSION INDUSTRIAL 27, L.L.C., a Delaware limited liability company	CARDIMA, INC., a Delaware corporation
By:WCV Commercial Properties Inc., an Illinois corporation, its Authorized Agent
By: /s/ Thomas B. Hwang	By: /s/ Paul Cheng

Name: Thomas B. Hwang	Name: Paul Cheng
Title: Vice President, Regional Asset Manager	Title: Chief Accounting Officer
Dated: May 13, 2009	Dated: May 13, 2009

a part of the Amendment dated as of May 12, 2009, between

EXHIBIT A - OUTLINE AND LOCATION OF MUST-TAKE SPACE

attached to and made a part of the Amendment dated as of May 12, 2009, between
WALTON CWCA MISSION INDUSTRIAL 27, L.L.C., a Delaware limited liability company, as Landlord and CARDIMA, INC., a Delaware corporation, as Tenant

May 12, 2009, between
WALTON CWCA MISSION INDUSTRIAL 27, L.L.C., a Delaware limited liability company, as Landlord and CARDIMA, INC., a Delaware corporation, as Tenant

A-1

EXHIBIT B – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of May 12, 2009, between
WALTON CWCA MISSION INDUSTRIAL 27, L.L.C., a Delaware limited liability company, as Landlord and CARDIMA, INC., a Delaware corporation, as Tenant

1.           Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit B is attached, shall have the right to perform alterations and improvements in the Premises (the “Tenant Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Alterations and the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements arising outside of the Premises).  Landlord’s approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld.  The parties agree that Landlord’s approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.           Provided Tenant is not in default, Landlord agrees to contribute the sum of $60,000.00 (the “Allowance”) toward the cost of performing the Tenant Alterations in the Premises.  The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations.  The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Tenant Alterations, within thirty (30) days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (b) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) as-built plans of the Tenant Alterations; and (e) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.           In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit B by November 30, 2009, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.  Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance.  Landlord shall not be entitled to a construction management fee for Landlord’s oversight of the Tenant Alterations.

4.           Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.           This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

B-1